Exhibit 10.27
AMENDMENT NO. 3 TO
SECOND AMENDED AND RESTATED CREDIT AGREEMENT
     AMENDMENT NO. 3 dated as of January 29, 2010 (“Amendment”) between VIRCO MFG. CORPORATION, a Delaware corporation (the “Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Bank”), amending the Second Amended and Restated Credit Agreement dated as of March 12, 2008 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”) between the Borrower and the Bank. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.
     WHEREAS, subject to the satisfaction of the conditions set forth herein, the Borrower and the Bank have agreed to certain amendments to the Credit Agreement.
     NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:
     Section 1. Amendment to Section 5.5 of the Credit Agreement. Section 5.5 of the Credit Agreement is hereby amended and restated in its entirety as follows:
     Section 5.5. Merger, Consolidation, Transfer Of Assets.
     Merge into or consolidate with any other entity (except for a merger of a Subsidiary into, or a consolidation of a Subsidiary with, the Borrower or a Guarantor); make any substantial change in the nature of the business of Borrower and its Subsidiaries as conducted as of the date hereof; acquire all or substantially all of the assets of any other entity (except by means of a merger of a Subsidiary into, or a consolidation of a Subsidiary with, the Borrower or a Guarantor); nor sell, lease, transfer or otherwise dispose of any assets of Borrower or any Subsidiary except:
     (a) dispositions of Inventory in the ordinary course of business;
     (b) disposition of obsolete or worn out Equipment in the ordinary course of business;
     (c) the use or transfer of money or cash equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents; and
     (d) disposition of a Subsidiary’s assets by means of a merger of a Subsidiary into, or a consolidation of a Subsidiary with, the Borrower or a Guarantor.
     Section 2. Amendment to Section 5.10 of the Credit Agreement. Section 5.10 of the Credit Agreement hereby is amended and restated in its entirety as follows:
     Section 5.10. Annual Clean Down.
     Permit the LC Usage Amount to exceed $7,500,000 for a period of 30 consecutive days during each fiscal year of Borrower.
     Section 3. Amendment to Section 5.11 of the Credit Agreement. Section 5.11 of the Credit Agreement hereby is amended and restated in its entirety as follows:
     Section 5.11 Minimum Net Income.
     For the fiscal year of the Borrower ended January 31, 2010, permit Net Income plus federal, local and state income taxes as of the end of such fiscal year to be less than $(500,000), and for any fiscal year of the Borrower thereafter, permit Net Income plus federal, local and state income taxes as of the end of such fiscal year to be less than $1.00.

     Section 4. Amendment to Section 5.13 of the Credit Agreement. The table appearing in Section 5.13 of the Credit Agreement hereby is amended and restated in its entirety as follows:

Maximum Consolidated
Applicable Fiscal Quarter	Leverage Ratio
Fiscal quarter ended January 31, 2010	1.75 to 1.00

Fiscal quarter ended April 30, 2010	5.00 to 1.00

Fiscal quarter ended July 31, 2010	6.00 to 1.00

Fiscal quarter ended October 31, 2010	1.25 to 1.00

Fiscal quarter ended January 31, 2011	1.75 to 1.00

Fiscal quarter ended April 30, 2011	5.00 to 1.00

Fiscal quarter ended July 31, 2011	6.00 to 1.00

Fiscal quarter ended October 31, 2011	1.25 to 1.00

Fiscal quarter ended January 31, 2012	1.75 to 1.00
     Section 5. Amendments to Annex A to the Credit Agreement. (a) The following definitions appearing in Annex A to the Credit Agreement hereby are amended and restated as follows:
     “Line of Credit Termination Date” means March 1, 2012.
     “Maximum Line of Credit Amount” means, as of any date of determination, an amount equal to:
     (a) for the period commencing on the Closing Date through and including March 31, 2010, $40,000,000,
     (b) for the period commencing on April 1, 2010 through and including September 30, 2010, $50,000,000,
     (c) for the period commencing on October 1, 2010 through and including October 31, 2010, $40,000,000,

     (d) for the period commencing on November 1, 2010 through and including January 31, 2011, $20,000,000,
     (e) for the period commencing on February 1, 2011 through and including March 31, 2011, $40,000,000,
     (f) for the period commencing on April 1, 2011 through and including September 30, 2011, $50,000,000,
     (g) for the period commencing on October 1, 2011 through and including October 31, 2011, $40,000,000,
     (h) for the period commencing on November 1, 2011 through and including January 31, 2012, $20,000,000, and
     (i) for the period commencing on February 1, 2012 and thereafter, $40,000,000.
     (b) The definition of “Consolidated Current Ratio” appearing in Annex A to the Credit Agreement is hereby deleted from Annex A.
     Section 6. Restatement of Exhibit. Exhibit A attached to the Credit Agreement hereby is amended and restated in the form of Exhibit A attached to this Amendment.
     Section 7. Consent to Merger. Bank hereby consents to the merger of Virco MGMT. Corporation with and into the Borrower, which merger took effect on January 31, 2010 (the “MGMT Merger”).
     Section 8. Consent to Amendments. The Guarantor hereby acknowledges and consents to this Amendment, and affirms and acknowledges that the Guaranty and each other Loan Document to which it is a party remains in full force and effect and that such Person remains obligated thereunder without defense, offset or counterclaim of any kind whatsoever, as if such Guaranty or other Loan Document were executed and delivered to the Bank on the date hereof.
     Section 9. Representations and Warranties. To induce the Bank to enter into this Amendment, the Borrower represents and warrants to the Bank that:
     (a) Representations and Warranties in Credit Agreement. Each of the representations and warranties of the Borrower and its Subsidiaries contained in the Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement (i) were true and correct when made and (ii) after giving effect to this Amendment, continue to be true and correct on the date hereof (except to the extent that such representations and warranties relate expressly to an earlier date).
     (b) Authority. The execution and delivery by the Borrower of this Amendment and the performance by the Borrower of its obligations under this Amendment (i) are within its power and authority, (ii) have been duly authorized by all necessary proceedings, (iii) do not and will not conflict with or result in any breach or contravention or any provision of law, statute, rule or regulation to which the Borrower is subject or any judgment, order, writ, injunction, license or permit applicable to the Borrower so as to materially adversely affect the assets, business or any activity of the Borrower, (iv) do not conflict with any provision of the certificate of incorporation or bylaws of the Borrower or any agreement or other instrument binding upon the Borrower, (v) do not and will not require any waivers, consents or approvals by any of its creditors which have not been obtained, or (vi) do not and will not require any approval which has not been obtained.
     (c) Enforceability of Obligations. This Amendment and the Credit Agreement, as amended hereby, constitute the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with its terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

     (d) No Event of Default. No Event of Default or Default has occurred and is continuing.
     Section 10. Conditions to Effectiveness. This Amendment shall become effective on the date when the following conditions precedent have been satisfied:
     (a) The Borrower, the Guarantor and the Bank shall have delivered an executed counterpart of this Amendment.
     (b) The Bank shall have received each of the following documents, each duly executed by the parties thereto and in full force and effect:
          (i) a Line of Credit Note; and
          (ii) (1) a duly executed Memorandum of Modification in substantially the form attached hereto as Exhibit B, together with any customary Mortgage Related Documents relating thereto, in each case in form and substance reasonably acceptable to the Bank, and (2) either mortgage modification endorsements to, or date down endorsements to (or re-dated title insurance policies which replace), the existing title insurance policy issued on the Closing Date, in any case issued by a nationally recognized title insurance company reasonably acceptable to the Bank, insuring the Lien of the Mortgage, as amended by such amendment, as a valid first priority Lien on the Real Property Collateral described therein, free of any other Liens except as permitted by the Loan Documents.
     (c) The Borrower and the Guarantor shall have delivered to the Bank a certificate, signed by a duly appointed officer of such Person, dated as of the Second Amendment Effective Date, certifying as to the incumbency of such officer, and attaching or making certifications that no changes have been made to the copies last delivered to the Bank of, the Governing Documents of such Person and any resolutions of such Person approving the execution of this Amendment.
     (d) Giving effect to the consent to the MGMT Merger set forth in Section 7 hereof, no Event of Default or Default shall have occurred and be continuing or would result after giving effect to the transactions contemplated hereby.
     (e) The representations and warranties set forth in Section 9 hereof shall be true and correct on the effective date of this Amendment.
     (f) No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein shall have been issued and remain in force by any Governmental Authority against the Borrower, any Guarantor or the Bank.
     (g) The Borrower shall have paid all reasonable out-of-pocket costs and expenses of the Bank, to the extent invoices therefor have been presented.
     (h) All other documents and legal matters in connection with the transactions contemplated by this Amendment shall have been delivered or executed or recorded and shall be in form and substance satisfactory to the Bank.
     Section 11. Admissions and Acknowledgments. The Borrower and the Guarantor expressly acknowledges and agrees with each of the following:
     (a) That such Person does not dispute the validity or enforceability of any of the Loan Documents or any of their respective obligations under any of the foregoing, or the validity, priority, enforceability, scope or extent of any charge, Lien, security interest or any other encumbrance of the Bank in, on or against any of the Collateral in any judicial, administrative or other proceeding;
     (b) That such Person shall not challenge or dispute the validity of any of its obligations under the Loan Documents to which it is party or any other obligations incurred by such Person pursuant to the Loan Documents; and

     (c) That the Indebtedness evidenced by the Loan Documents is secured by first priority, non-avoidable, perfected, valid and enforceable liens on and security interests in the Collateral, subject only to Permitted Liens.
     Section 12. Reference to and Effect on Loan Documents.
     (a) Upon the effectiveness of this Amendment, on and after the date hereof, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import, and each reference in the other Loan Documents to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended hereby.
     (b) Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Bank under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect.
     (c) Nothing herein shall be deemed to entitle the Borrower or any Guarantor to a waiver, amendment, modification or other change of any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or difference circumstances.
     (d) This Amendment shall be a Loan Document for all purposes.
     Section 13. Benefits of Amendment. The terms and provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns to the extent contemplated by the Credit Agreement.
     Section 14. Interpretation. The Article and Section headings used in this Amendment are for convenience of reference only and shall not affect the construction hereof.
     Section 15. Execution in Counterparts. This Amendment may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Amendment. Faxed signatures of this Amendment shall be binding for all purposes.
     Section 16. Severability. If any provision of this Amendment shall be held to be invalid, illegal or unenforceable under applicable law in any jurisdiction, such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability, which shall not affect any other provisions hereof or the validity, legality and enforceability of such provision in any other jurisdiction.
     Section 17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California. The arbitration provisions of Section 7.11 of the Credit Agreement are incorporated herein by reference.
     Section 18. Expenses. The Borrower agrees to pay the reasonable out-of-pocket expenses of the Bank, including but not limited to the reasonable fees, charges and disbursements, including but not limited to the fees, charges and disbursements of Gibson, Dunn & Crutcher LLP, special counsel for the Bank, incurred in connection with the preparation, negotiation, execution and delivery of this Amendment and any subsequent waiver, amendment or modification of the Credit Agreement or any other Loan Document and the security arrangements in connection herewith or therewith.
     Section 19. No Course of Dealing. The execution and delivery of this Amendment shall not establish a course of dealing among the Bank, the Borrower and the Guarantors or in any other way obligate the Bank to hereafter provide any further amendments, waivers, or consents of any kind to the Borrower and the Guarantors.

     Section 20. Arm’s Length Agreement. Each of the parties to this Amendment agrees and acknowledges that this Amendment has been negotiated in good faith, at arm’s length, and not by any means forbidden by law.
     Section 21. Entire Agreement. This Amendment together with all other instruments, agreements, and certificates executed by the parties in connection herewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supercede all prior agreements, understandings, and inducements, whether express or implied, oral or written.
[Signature Pages Follow]
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first set forth above.

VIRCO MFG. CORPORATION, as the Borrower
By:	/s/ Robert E. Dose
	Name:	Robert E. Dose
	Title:	Vice President - Finance, Secretary and Treasurer

VIRCO, INC., as a Guarantor
By:	/s/ Robert E. Dose
	Name:	Robert E. Dose
	Title:	Vice President - Finance, Secretary and Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION
By:	/s/ Randy Repp
	Name:	Randy Repp
	Title:	Senior Vice President

EXHIBIT A
FORM OF LINE OF CREDIT NOTE
[See attached.]
EXHIBIT B
FORM OF MEMORANDUM OF MODIFICATION
[See attached.]
AMENDED AND RESTATED REVOLVING LINE OF CREDIT NOTE

$50,000,000	West Covina, California
Original date: July 31, 2008, as
amended and restated on March 27, 2009
Amended and Restated as of: January 29, 2010
     FOR VALUE RECEIVED, the undersigned VIRCO MFG. CORPORATION (“Borrower”) promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”) at its office at San Gabriel Valley Regional Commercial Banking Office, 1000 Lakes Drive, Suite 250, West Covina, California, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of Fifty Million Dollars ($50,000,000), or so much thereof as may be advanced and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.
     This Revolving Line of Credit Note (this “Note”) is the Line of Credit Note issued pursuant to the Second Amended and Restated Credit Agreement dated as of March 12, 2008 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”) between Borrower and Bank. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined. Reference hereby is made to the Loan Documents for a description of the assets in which a Lien has been granted, the nature and extent of the security and the guaranties, the terms and conditions upon which the Liens and each guaranty were granted and the rights of the holder of this Note in respect thereof. This Note amends and restates in its entirety the Revolving Line of Credit Note issued by Borrower to the order of Bank on March 27, 2009 pursuant to the Credit Agreement, which amended and restated in its entirety that certain Revolving Line of Credit Note issued by Borrower to the order of Bank on July 31, 2008 pursuant to the Credit Agreement, and shall not constitute a novation, extinguishment or refinancing of the amounts outstanding on this date.
     DEFINITIONS:
     As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined:
     (a) “Applicable Margin” means the following percentages per annum, based upon the Consolidated EBITDA as set forth in the most recent Compliance Certificate received by Bank pursuant to Section 4.3(f) of the Credit Agreement:

	Trailing 12 month
Tier	Consolidated EBITDA	LIBOR Margin	Base Rate Margin
I	<$10,000,000	3.50	1.00
II	$10,000,000 to $14,999,999	3.25	0.75
III	> $15,000,000	3.00	0.50
Any increase or decrease in the Applicable Margin resulting from a change in the Consolidated EBITDA for any relevant period shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 4.3(f); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Tier 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered. The Applicable Margin in effect from the Second Amendment Effective Date through the date that the Compliance Certificate (and audited financial statements) required to be delivered for the fiscal year ended January 31, 2009 is delivered to Bank shall be determined based upon Pricing Tier 1.
     (b) “Base Rate” means, for any day, a fluctuating rate equal to the highest of: (i) the Prime Rate in effect on such day, (ii) a rate determined by Bank to be 1.50% above Daily One Month LIBOR, and (iii) the Federal Funds Rate plus 1.50%.
     (c) “Daily One Month LIBOR” means, for any day, the rate of interest equal to LIBOR then in effect for delivery for a one (1) month period.
     (d) “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers for the immediately preceding day, as published by the Federal Reserve Bank of New York; provided that if no such rate is so published on any day, then the Federal Funds Rate for such day shall be the rate most recently published.
     (e) “Fixed Rate Term” means a period commencing on a Business Day and continuing for one (1), two (2), three (3), six (6), nine (9) or twelve (12) months, as designated by Borrower, during which all or a portion of the outstanding principal balance of this Note bears interest determined in relation to LIBOR; provided however, that no Fixed Rate Term may be selected for a principal amount less than $1,000,000; and provided further, that no Fixed Rate Term shall extend beyond the Line of Credit Termination Date. If any Fixed Rate Term would end on a day which is not a Business Day, then such Fixed Rate Term shall be extended to the next succeeding Business Day.
     (f) “LIBOR” means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8 of 1%) and determined pursuant to the following formula:

LIBOR =	Base LIBOR
100% - LIBOR Reserve Percentage
     (i) “Base LIBOR” means the rate per annum for United States dollar deposits quoted by Bank (A) for the purpose of calculating effective rates of interest for loans making reference to LIBOR, as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Bank for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of a Fixed Rate Term for delivery of funds on said date for a period of time approximately equal to the number of days in such Fixed Rate Term and in an amount approximately equal to the principal amount to which such Fixed Rate Term applies, or (B) for the purpose of calculating effective rates of interest for loans making reference to Daily One Month LIBOR, as the Inter-Bank Market Offered Rate in effect from time to time for delivery of funds for one (1) month in amounts approximately equal to the principal amount of such loans. Borrower understands and agrees that Bank may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Bank in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London Inter-Bank Market.
     (ii) “LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during the term of this Note.
      (d) “Prime Rate” means at any time the rate of interest most recently announced within Bank at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Bank’s base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is videnced by the recording thereof after its announcement in such internal publication or publications as Bank may designate.

INTEREST:
     (a) Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) either (i) at a fluctuating rate per annum equal to the Base Rate in effect from time to time plus the Applicable Margin or (ii) at a fixed rate per annum determined by Bank equal to LIBOR in effect on the first day of the applicable Fixed Rate Term plus the Applicable Margin. When interest is determined in relation to the Base Rate, each change in the rate of interest hereunder shall become effective on the date each Base Rate change is announced within Bank. With respect to each LIBOR selection hereunder, Bank is hereby authorized to note the date, principal amount, interest rate and Fixed Rate Term applicable thereto and any payments made thereon on Bank’s books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted.
     (b) Selection of Interest Rate Options. At any time any portion of this Note bears interest determined in relation to LIBOR, it may be continued by Borrower at the end of the Fixed Rate Term applicable thereto so that all or a portion thereof bears interest determined in relation to the Base Rate or to LIBOR for a new Fixed Rate Term designated by Borrower. At any time any portion of this Note bears interest determined in relation to the Base Rate, Borrower may convert all or a portion thereof so that it bears interest determined in relation to LIBOR for a Fixed Rate Term designated by Borrower. At such time as Borrower requests an advance hereunder or wishes to select a LIBOR option for all or a portion of the outstanding principal balance hereof, and at the end of each Fixed Rate Term, Borrower shall give Bank notice specifying: (i) the interest rate option selected by Borrower; (ii) the principal amount subject thereto; and (iii) for each LIBOR selection, the length of the applicable Fixed Rate Term; provided, however, that if an Event of Default has occurred and is continuing, Borrower may not elect to continue or convert any Advance outstanding hereunder into a LIBOR rate loan. Any such notice may be given by telephone (or such other electronic method as Bank may permit) so long as, with respect to each LIBOR selection, (A) if requested by Bank, Borrower provides to Bank written confirmation thereof not later than three (3) Business Days after such notice is given, and (B) such notice is given to Bank prior to 10:00 a.m. on the first day of the Fixed Rate Term, or at a later time during any Business Day if Bank, at its sole option but without obligation to do so, accepts Borrower’s notice and quotes a fixed rate to Borrower. If Borrower does not immediately accept a fixed rate when quoted by Bank, the quoted rate shall expire and any subsequent LIBOR request from Borrower shall be subject to a redetermination by Bank of the applicable fixed rate. If no specific designation of interest is made at the time any advance is requested hereunder or at the end of any Fixed Rate Term, Borrower shall be deemed to have made a Base Rate interest selection for such advance or the principal amount to which such Fixed Rate Term applied.
     (c) Taxes and Regulatory Costs. Borrower shall pay to Bank immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any Governmental Authority and related in any manner to LIBOR, and (ii) future, supplemental, emergency or other changes in the LIBOR Reserve Percentage, assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any Governmental Authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority and related in any manner to LIBOR to the extent they are not included in the calculation of LIBOR. In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.
     (d) Payment of Interest. Interest accrued on this Note shall be payable on the first day of each month, commencing April 1, 2009.
     (e) Default Interest. From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, the outstanding principal balance of this Note shall bear interest until paid in full at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to four percent (4%) above the rate of interest from time to time applicable to this Note.
BORROWING AND REPAYMENT:
     (a) Borrowing and Repayment. Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of any document executed in connection with or governing this Note; provided however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount set forth above or such lesser amount as shall at any time be available hereunder, as set forth in the Credit Agreement. The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for any Borrower, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Note shall be due and payable in full on Line of Credit Termination Date.
     (b) Advances. Advances hereunder, to the total amount of the principal sum stated above, may be made by the holder at the oral or written request of (i) Robert A. Virtue, Robert Dose, Doug Virtue or Bassey Yau, any one of them acting alone, who are authorized to request Advances and direct the disposition of any Advances until written notice of the revocation of such authority is received by the holder at the office designated above, or (ii) any person, with respect to Advances deposited to the credit of any deposit account of Borrower, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of Borrower regardless of the fact that persons other than those authorized to request Advances may have authority to draw against such account. The holder shall have no obligation to determine whether any person requesting an Advance is or has been authorized by Borrower.
     (c) Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof. All payments credited to principal shall be applied first, to the outstanding principal balance of this Note which bears interest determined in relation to the Base Rate, if any, and second, to the outstanding principal balance of this Note which bears interest determined in relation to LIBOR, with such payments applied to the oldest Fixed Rate Term first.
PREPAYMENT:
     (a) Base Rate. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to the Base Rate at any time, in any amount and without penalty.
     (b) LIBOR. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to LIBOR at any time and in the minimum amount of $1,000,000; provided, however, that if the outstanding principal balance of such portion of this Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance thereof. In consideration of Bank providing this prepayment option to Borrower, or if any such portion of this Note shall become due and payable at any time prior to the last day of the Fixed Rate Term applicable thereto by acceleration or otherwise, Borrower shall pay to Bank immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such Fixed Rate Term matures, calculated as follows for each such month:
     (i) Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the Fixed Rate Term applicable thereto.
     (ii) Subtract from the amount determined in (i) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such Fixed Rate Term at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.
     (iii) If the result obtained in (ii) for any month is greater than zero, discount that difference by LIBOR used in (ii) above.
     Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Borrower, therefore, agrees to pay the above described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank. If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum two percent (2%) above the Base Rate in effect from time to time (computed on the basis of a 360 day year, actual days elapsed). Each change in the rate of interest on any such past due prepayment fee shall become effective on the date each Base Rate change is announced within Bank.
     (c) The principal Indebtedness evidenced hereby shall be payable as follows and without set off, counterclaim or reduction of any kind:
     (i) the amount, if any, by which the LC Usage Amount at any time exceeds the lesser of the Maximum Line of Credit Amount or the Borrowing Base, in either case, at such date shall be payable immediately; and
     (ii) the principal Indebtedness evidenced hereby shall be payable on the Line of Credit Termination Date
EVENTS OF DEFAULT:
     Any default in the payment or performance of any obligation under this Note, or any defined event of default under the Credit Agreement, shall constitute an “Event of Default” under this Note.
MISCELLANEOUS:
     (a) Obligations Joint and Several. Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.
     (b) Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of California.
[Signature Page Follows]

     IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

VIRCO MFG. CORPORATION
By:
Title:

THIS INSTRUMENT PREPARED BY:

Gibson Dunn & Crutcher LLP
3161 Michelson Drive, 12th Floor
Irvine, CA 92612
Attn: Lesley V. Wasser
AND WHEN RECORDED MAIL TO:
Commercial Banking Group (AU #2702)
201 Third Street, 8th Floor
San Francisco, CA 94013
Attn: Records Management / Team 2
Loan No. 8079119402

MEMORANDUM OF MODIFICATION AGREEMENT
(SHORT FORM)
THIS MEMORANDUM OF MODIFICATION AGREEMENT (SHORT FORM) (“Agreement”) is made and entered into as of January 29, 2010, by and between Wells Fargo Bank, National Association (“Lender”), and VIRCO MFG. CORPORATION, a Delaware corporation (“Borrower”).
R E C I T A L S:
A.	Pursuant to the terms of a that certain Second Amended and Restated Credit Agreement dated as of March 12, 2008 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), Lender made a loan to Borrower in the principal amount of up Sixty-Five Million and No/100 Dollars ($65,000,000) (the “Loan”). The Loan is evidenced by that certain Amended and Restated Revolving Line of Credit Note dated as of even date herewith, executed by Borrower in favor of Lender, in the principal amount of the Loan (as amended, restated, supplemented or otherwise modified, the “Note”), which Note amends and restates in its entirety the Revolving Line of Credit Note executed by Borrower in favor of Lender on March 27, 2009, which amended and restated in its entirety that certain Revolving Line of Credit Note executed by Borrower in favor of Lender on July 31, 2008, and is further evidenced by the documents described in the Credit Agreement as “Loan Documents”. The Note is secured by, among other things, that certain Mortgage with Absolute Assignment of Leases and Rents, Security Agreement and Fixture Filing dated January 26, 2004 (as amended, restated, supplemented or otherwise modified, the “Original Mortgage”) to and for the benefit of Lender, which was recorded and filed in the Official Records of the County of Faulkner, Arkansas (the “Official Records”) on January 28, 2004, as Document No. 2004-1700 and re-recorded and filed February 27, 2004, as Document No. 2004-3958, and modified by that certain Modification Agreement (Secured Loan) executed by Borrower on January 27, 2005, which was recorded and filed in the Official Records on February 3, 2005, as Document No. 2005-2338, and by that certain Modification Agreement (Secured Loan) executed by Borrower on December 8, 2005, which was recorded and filed in the Official Records on December 15, 2005, as Document No. 2005-27794, and by that certain Modification Agreement (Secured Loan) executed by Borrower on March 26, 2007, which was recorded and filed in the Official Records on April 10, 2007, as Document No. 2007-7273.

B.	The Original Mortgage was amended and restated by that certain Amended and Restated Mortgage with Absolute Assignment of Leases and Rents, Security Agreement and Fixture Filing dated March 12, 2008 (as amended, restated, supplemented or otherwise modified, the “Amended and Restated Mortgage”) and recorded and filed in the Official Records on March 18, 2008 as Document No. 2008-4858, and re-recorded and filed October 16, 2008, as Document No. 2008-20134; as modified by that certain Partial Release Deed dated September 29, 2008 and recorded and filed in the Official Records on October 6, 2008 as Document No. 2008-19527.

C.	The Amended and Restated Mortgage was amended and restated by that certain Second Amended and Restated Mortgage with Absolute Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of March 26, 2009 (as amended, restated, supplemented or otherwise modified, the “Second Amended and Restated Mortgage”) and recorded and filed in the Official Records on April 9, 2009 as Document No. 2009-6306.

D.	On July 31, 2008, Borrower and Lender entered into that certain Amendment No. 1 to Second Amended and Restated Credit Agreement (the “First Modification Agreement”), which modified and amended certain provisions of the Loan Documents.

E.	On March 27, 2009, Borrower and Lender entered into that certain Amendment No. 2 to Second Amended and Restated Credit Agreement (the “Second Modification Agreement”), which modified and amended certain provisions of the Loan Documents.

F.	Borrower and Lender have entered into that certain Amendment No. 3 to Second Amended and Restated Credit Agreement of even date herewith (the “Third Modification Agreement”), pursuant to which Borrower and Lender agreed to modify certain terms and provisions of the Loan Documents.

G.	Unless otherwise defined, capitalized terms used herein shall have the meanings attributed to such terms in the Loan Documents.
NOW, THEREFORE, the parties hereto agree as follows:
1. Memorandum of Third Modification Agreement. This instrument is a memorandum of the Third Modification Agreement, and the same is by this reference incorporated herein and made a part hereof as if set forth herein in its entirety.
2. Third Modification Agreement. Borrower and Lender entered into the Third Modification Agreement pursuant to which, among other things, the Line of Credit Termination Date was extended and the Maximum Line of Credit Amount was modified.
3. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.
[Signatures follow on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

“LENDER” WELLS FARGO BANK, NATIONAL ASSOCIATION
By:
Randy Repp
Its: Senior Vice President

“BORROWER” VIRCO MFG. CORPORATION, a Delaware corporation
By:
Robert E. Dose
Its: Vice President - Finance, Secretary and Treasurer

(ALL SIGNATURES MUST BE ACKNOWLEDGED)

STATE OF CALIFORNIA	)

COUNTY OF	)

On                                                              before me,                                          , a Notary Public, personally appeared                                                             , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.
I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.
WITNESS my hand and official seal.
Signature
(Seal)

STATE OF CALIFORNIA	)

COUNTY OF	)

On                                                              before me,                                          , a Notary Public, personally appeared                                                             , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.
I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.
WITNESS my hand and official seal.
Signature
(Seal)